
Adrian Ghenie
(b. 1977)
Initial Offering Price
$838,000
Offering Circular
sec.gov
Price Appreciation of Similar Works
26.9%
In 2023, Adrian Ghenie was top five in auction transaction volume for all artists aged 45 and under worldwide.
Similar Sales
Record Price
$1.0m
$0.5m
Sharpe Ratio (2014-2023)
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Adrian Ghenie
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S&P 500
0.75
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INVESTMENT THESIS
MEMBERS ONLY



Adrian Ghenie

(b. 1977)

Why we like this offering

1. The Artwork is a compelling, small-scale example of a self-portrait by Adrian Ghenie, an important recurring subject for the artist.
2. Auction records for artworks similar in scale, style, and quality are led by *Self-Portrait in 1945* (2015), which sold for $1,393,667 at Sotheby's in April 2021, *The Lidless Eye* (2017), which sold for $1,335,000 at Christie's in November 2019, and *Self Portrait* (2016), which sold for $1,191,261 at Christie's in May 2021.
3. Adrian Ghenie often illustrates himself as other famous figures like Vincent van Gogh or Charles Darwin. However, in this self-portrait, Ghenie does not blend his visage with another individual and focuses instead on his own inner psyche.
4. Adrian Ghenie participates in the long-standing tradition of self-portraiture. He is particularly inspired by the psychological and gestural quality of Vincent van Gogh's self-portraits.
5. The Artwork is a close-cropped portrait of the artist turning his head sideways to face the viewer. He is distinguishable by his neatly coiffed brown hairstyle; however, his facial features have been distorted to the point of abstraction with gestural brushstrokes and applications of impasto that have been smeared and scraped to reveal layered shades of brown, pink, white, and nude beige.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$12,506,367	14	$8,662,588

Turnover by Year


41.2M
30.9M
20.6M
10.3M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
29
21.75
14.5
7.25
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$838,000**
Offering Circular	sec.gov/edgar

Painting





About Adrian Ghenie

Adrian Ghenie (b. 1977) is a contemporary painter recognized for his colorful, abstracted compositoons laden with art historical references. Ghenie lives and works between Berlin and Cluj-Napoca, and is represented by Pace Gallery in New York, Thaddaeus Ropac in Paris, Galerie Judin in Berlin, Tim Van Laere in Antwerp, and Plan B in Cluj-Napoca.

INVEST NOW

ADRIAN
GHENIE

b. 1977, ROMANIA



Oil on canvas | 20 × 13 in.

Adrian Ghenie is a prolific contemporary artist best known for his multilayered gestural paintings that hybridize old master and avant-garde painting techniques.

$838,000
INITIAL OFFERING

26.9%	61.9%
HISTORICAL APPRECIATION OF SIMILAR WORKS[1]	ANNUAL GROWTH OF RECORD PRICE[2]

The Artwork is a compelling, small-scale example of a self-portrait by Adrian Ghenie, an important recurring subject for the artist. Adrian Ghenie participates in the long-standing tradition of self-portraiture. He is particularly inspired by the psychological and gestural quality of Vincent van Gogh's self-portraits. Adrian Ghenie is interested in illustrating the feeling of his experience of the world through his self-portraits. He explains in an interview: "painting is the only medium for expressing the visceral nature of the world." Adrian Ghenie often illustrates himself as other famous figures like Vincent van Gogh or Charles Darwin. However, in this self-portrait, Ghenie does not blend his visage with another individual and focuses instead on his own inner psyche. The Artwork is a close-cropped portrait of the artist turning his head sideways to face the viewer. He is distinguishable by his neatly coiffed brown hairstyle; however, his facial features have been distorted to the point of abstraction with gestural brushstrokes and applications of impasto that have been smeared and scraped to reveal layered shades of brown, pink, white, and nude beige. Auction records for artworks similar in scale, style, and quality are led by Self-Portrait in 1945 (2015), which sold for $1,393,667 (HKD 10,823,000) at Sotheby's Hong Kong on April 19, 2021, The Lidless Eye (2017), which sold for $1,335,000 at Christie's New York on November 13, 2019, and Self Portrait (2016), which sold for $1,191,261 (HKD 9,250,000) at Christie's Hong Kong on May 24, 2021.

Adrian Ghenie is represented by Pace, Thaddaeus Ropac, and Nicodim. In addition to many gallery exhibitions, Ghenie has been the subject of solo exhibitions at the Museum of Contemporary Art in Denver, the Stedelijk Museum voor

GHENIE'S AUCTION RECORDS ARE CURRENTLY LED BY PIE FIGHT INTERIOR 12 (2014), WHICH SOLD FOR $10,326,314 (HKD 81,060,000) AT CHRISTIE'S HONG KONG ON MAY 26, 2022, NICKELODEON (2008), WHICH SOLD FOR $9,054,022 (£7,109,000) AT CHRISTIE'S LONDON ON OCTOBER 6, 2016, AND DEGENERATE ART (2016), WHICH SOLD FOR $9,286,700 AT SOTHEBY'S NEW YORK ON MAY 19, 2022.

Actuele Kuns in Ghent, and the National Museum of Contemporary Art in Bucharest. In 2015, he presented his installation Darwin's Room in the Romanian Pavilion at the 56th Venice Biennale. Ghenie's work is also held in numerous prestigious public collections, including the Hammer Museum in Los Angeles, the Los Angeles Museum of Contemporary Art, the Museum van Hedendaagse Kunst in Antwerp, the San Francisco Museum of Modern Art, and the Stedelijk Museum voor Actuele Kuns in Ghent. Ghenie's market skyrocketed after Christie's owner François Pinault acquired the artist's diptych Nickelodeon (2008) from his first solo exhibition in London at Haunch of Venison in 2009. In 2016, Christie's London sold Nickelodeon (2008) for a 16,000% price increase of $9,054,022, activating the artist's market. Ghenie's auction records are currently led by Pie Fight Interior 12 (2014), which sold for $10,326,314 (HKD 81,060,000) at Christie's Hong Kong on May 26, 2022, Nickelodeon (2008), which sold for $9,054,022 (£7,109,000) at Christie's London on October 6, 2016, and Degenerate Art (2016), which sold for $9,286,700 at Sotheby's New York on May 19, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[5,6]


$1.6M
$1.2M
$0.8M
$0.4M
2012
2013
2014
2014
2015
2016
2016
2017
2018
2018
2019
2020
2020
2021

Adrian Ghenie (b. 1977, Romania) is an important contemporary painter recognized for his colorful, abstracted compositions laden with art historical references. As a child, the artist's creative abilities were recognized by a neighbor who gave him art materials and books, which led him to pursue fine art despite political strife in his native country. Between 1991 and 1994, Ghenie studied fine art at the Arts and Crafts School in Baia Mare, Romania, and subsequently enrolled in the University of Art and Design in Cluj-Napoca, Romania, where he graduated in 2001. After a residence in Vienna from 2002 to 2004, the artist returned to Romania in 2005 and opened Galeria Plan B, a production and exhibition space, with curator Mihai Pop. The following year, Ghenie debuted his first solo show at Plan B, and participated in three group exhibitions. In 2009, Ghenie was honored with his first institutional solo exhibition at the National Museum of Contemporary Art in Bucharest. The same year, according to the Financial Times, "Nickelodeon" (2008), an obscured group portrait with references to European history, was acquired privately by François-Henri Pinault, the son of the owner of Christie's auction house, which he later sold for £7,109,000 ($9,054,022) at Christie's in London on October 6, 2016. According to a 2016 New York Times article, paintings by Ghenie are relatively scarce and only ten to fifteen works are finished by the artist each year, which creates a high demand for the artist's work. As of May 23, 2023, Ghenie lives and works between Berlin and Cluj-Napoca, and is represented by Pace Gallery in New York, Thaddaeus Ropac in Paris, Galerie Judin in Berlin, Tim Van Laere in Antwerp, and Plan B in Cluj-Napoca.





ADRIAN GHENIE



IMPORTANT DISCLOSURES

1. Historical appreciation rates reFlect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Adrian Ghenie with the following criteria: Closeup abstract portraits on canvas, excluding Pie Fight series, that measure under 30 inches by 30 inches. The set also excludes 2 works due to their lower quality (Charles Darwin as a Young Man (2013) and Self-Portrait as Charles Darwin (2012)). Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 26.9% CAGR implied from selected sales occurring from February 12, 2023, to May 24, 2021.

3. A "record price" reFlects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular art-ist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Adrian Ghenie have a record price compound annual growth rate ("CAGR") of 61.9% from March 8, 2011 to June 30, 2023. This calculation is based on (i) a record price of $18,000 on March 8, 2011, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $8,662,588, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This anal-ysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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